Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 000-49806 on Form S-8 of First PacTrust Bancorp, Inc. of our reports dated February 27, 2006 with respect to the consolidated financial statements of First PacTrust Bancorp, Inc., and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of First PacTrust Bancorp, Inc. for the year ended December 31, 2005.

/s/    CROWE CHIZEK AND COMPANY LLP

Oak Brook, Illinois

March 6, 2006